Exhibit 4

NOTICE TO WARRANTHOLDERS

OF PERU COPPER INC.

DATED APRIL 15, 2005

Re:	Common Share Purchase Warrants (the “Warrants”) of Peru Copper Inc. (the “Company”) issued pursuant to a Warrant Indenture dated March 18, 2004, as supplemented September 21, 2004 (the “Indenture”) in connection with the United States Registration Statement

On April 15, 2005, the United States Securities and Exchange Commission declared effective the Company’s Registration Statement on Form F-1, pursuant to which the Company’s Warrants became registered for resale in the United States (the “U.S. Registration”).

As a result of the U.S. Registration, all Warrants issued and issuable pursuant to the terms of the Indenture are now freely tradeable in the United States, and there is no longer a requirement for such Warrants to bear a legend restricting sales in the United States (“U.S. Legend”).

Accordingly, the Company wishes to advise all Warrantholders who hold Warrant Certificates bearing the U.S. Legend that they may surrender these Warrant Certificates for the re-issuance of certificates without the U.S. Legend.

The surrender of the U.S. legended Warrant Certificates is not required.

If Warrantholders wish to submit their U.S. legended Warrant Certificates to the Company’s Warrant Agent for exchange, they should send the Warrant Certificates bearing the U.S. Legend to Computershare Trust Company of Canada at 100 University Avenue, 9th Floor, Toronto, Ontario, Canada, M5J 2Y1 or to Computershare Trust Company, Inc. at 350 Indiana Street, Suite 800, Golden, Colorado 80401, U.S.A.

If any Warrantholder has questions concerning this matter, they should contact Computershare Trust Company of Canada at 1-800-564-6253 (in Canada and the U.S.) or 514-982-7555.

PERU COPPER INC.

(signed) Thomas Findley

Thomas J. Findley
Chief Financial Officer